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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



    Date of Report (Date of earliest event reported)    December 15, 1998
                                                     ------------------------

                               BRC Holdings, Inc.
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             (Exact name of registrant as specified in its charter)


           Delaware                005-09063              75-1533071
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(State or other jurisdiction      (Commission           (IRS Employer
      of incorporation)           File Number)        Identification No.)


            1111 W. Mockingbird Ln., Suite 1400, Dallas, Texas 75247
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          (Address of principal executive offices)          (Zip Code)


  Registrant's telephone number, including area code       (214) 688-1800
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ITEM 1. CHANGES IN CONTROL OF REGISTRANT.

       CONSUMMATION OF TENDER OFFER

       This Report relates to the tender offer (the "Tender Offer") of ACS Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Affiliated Computer Services, Inc., a Delaware corporation ("Parent") for 8,704,238 shares of the common stock, par value $0.10 per share (the "Company Common Stock"), of BRC Holdings, Inc. (the "Company"). The Tender Offer was commenced pursuant to the terms of an Agreement and Plan of Merger dated as of October 19, 1998 (the "Merger Agreement"), among Parent, the Purchaser and the Company. The Tender Offer and the Merger Agreement are described in the Company's Schedule 14D-9, dated October 23, 1998 (as amended, the "Schedule 14D-9") and filed with the Securities and Exchange Commission, which Schedule 14D-9 is incorporated herein by reference.

       The Tender Offer expired at 12:00 midnight (New York City time) on Monday, December 14, 1998, at which time the Purchaser accepted for payment on a pro rata basis 8,704,238 shares (the "Shares") (representing approximately 51% of the outstanding shares of common stock of the Company on a fully diluted basis and approximately 63% of the actual outstanding shares), of the 9,671,066 shares of Company Common Stock tendered and not withdrawn at such time.

       Pursuant to the Merger Agreement, effective upon purchase and payment for the Shares by the Purchaser, the Purchaser became entitled to designate to serve on the Company's board of directors (the "Board"), the minimum number of directors that will constitute a majority of total number of seats on the Board (including those seats which Purchaser designates directors to fill). In furtherance thereof, the Company is obligated to either increase the size of the Board or secure the resignations of such number of incumbent directors, or both, as is necessary to enable the appropriate number of Purchaser's designees to be elected or appointed to the Board. Notwithstanding the foregoing, the Company has the right under the Merger Agreement to have at least two of its then current directors remain on the Board until the Effective Time (as defined in the Merger Agreement) of the Merger (as defined below). On December 18, 1998, each of the then directors of the Company, other than Robert E. Masterson and Paul T. Stoffel, resigned from the Board and vacancies were filled by Jeffrey A. Rich, David W. Black and Henry G. Hortenstine (collectively, the "Purchaser Designees"). Information regarding the Purchaser Designees and their business experience is included in Annex B of the Schedule 14D-9.

       Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger (as such, the "Surviving Corporation") as a wholly owned subsidiary of Parent (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by (i) Parent, the Purchaser, the Company, or any direct or indirect subsidiary of Parent or the Company or (ii) stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law) will be converted into the right to receive the per Share price paid in the Offer in cash, without interest (the "Merger Consideration"), without the need for any action by any other stockholder of Company Common Stock. Information regarding the Merger and the terms of the Merger Agreement is contained in the Schedule 14D-9.

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       The total consideration to be paid by the Purchaser to those persons tendering the Shares in the Tender Offer is approximately $165.4 million in cash. Based on information contained in the Tender Offer Statement on
Schedule 14D-1, dated October 23, 1998 (as amended, the "Schedule 14D-1") and filed by Purchaser and Parent with the Commission the Purchaser obtained the funds required to consummate the Offer with funds provided through capital contributions or advances made by Parent, and will obtain the funds required in connection with the Merger through the use of cash and marketable securities held by the Company and, to the extent necessary, additional capital contributions or advances made by Parent. Parent expects to fund any necessary capital contributions or advances to the Purchaser through the use of a combination of (i) internally generated funds and (ii) borrowings under its existing bank credit facility.

       According to the Schedule 14D-1, pursuant to a $200 million Restated Credit Agreement dated June 30, 1996, among Parent, Wells Fargo Bank (Texas) N.A., as Agent, Bank One, Texas, N.A., as Co-Agent, and the other lenders that are parties thereto, as amended (the "Credit Agreement"), Parent may borrow up to an aggregate of $200 million for general corporate purposes on a revolving basis.

       The Schedule 14D-1 states that Parent and Purchaser anticipate that the indebtedness incurred by Parent in connection with the Offer and the Merger will be repaid from funds generated internally by Parent and its subsidiaries (including, after the Merger, funds generated by the Surviving Corporation and its subsidiaries) and through other sources which may include the proceeds of future bank financings, the public or private sale of debt or equity securities or a combination thereof. The Schedule 14D-1 states that no decisions have been made concerning the method Parent will employ to repay such indebtedness. Such decisions, when made, will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(f)    Exhibits.

2.1 Agreement and Plan of Merger, dated October 18, 1998, among Parent, the Company and Purchaser.(1)

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(1)    Previously filed as an exhibit to the Company's Tender Offer Statement or
       Schedule 14D-9, filed October 23, 1998, and incorporated herein by reference.


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                                   SIGNATURES


       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 BRC HOLDINGS, INC.



Date: December 30, 1998                          By: /s/ Thomas E. Kiraly
                                                    ---------------------------
                                                        Thomas E. Kiraly,
                                                        Chief Financial Officer




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